Zing Technologies, Inc. and Subsidiaries

           Exhibit 11 - Statement Re Computation of Per Share Earnings

                                                         1995     1996     1997
                                                        ------   ------   ------
                                                             (000's omitted,
                                                         Except Per Share Data)

Average shares outstanding .........................     2,597    2,610    2,500
Net effect of dilutive stock options and warrants
  based on the treasury stock method ...............        74       19        2
                                                        ------   ------   ------
Shares used for computation ........................     2,671    2,629    2,502
                                                        ======   ======   ======
Net income used for computation ....................    $2,517   $4,413   $1,608

Per share amount:
Net income .........................................    $  .94   $ 1.68      .64


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